EXHIBIT 99.1

Contact:	Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580
Curtis@otelcotel.com

Otelco Reports First Quarter 2012 Results

ONEONTA, Alabama (May 3, 2012) – Otelco Inc. (NASDAQ: OTT) (TSX: OTT.un), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia, today announced results for its first quarter ended March 31, 2012.  Key highlights for Otelco include:

•	Total revenues of $25.4 million for first quarter 2012.
•	Operating income of $6.6 million for first quarter 2012.
•	Adjusted EBITDA (as defined below) of $11.5 million for first quarter 2012.

“First quarter results produced Adjusted EBITDA of $11.5 million, which represented a 6% increase over the fourth quarter of 2011 and a 0.6% increase over the same period last year,” said Mike Weaver, President and Chief Executive Officer of Otelco. “Some of the other positive aspects of the quarter were an increase of 1% in access line equivalents in the CLEC operations as well as a 1% growth in broadband subscribers. Our cash balance increased by $3.6 million to $16.0 million, primarily due to lower capital expenditures in the quarter.  For the year, we expect the investment in our business to be in the $7.0 million range.

“On April 20, 2012, we announced that Time Warner Cable has indicated it will not renew its existing contract for wholesale network connections provided by Otelco.  Revenue received directly from Time Warner represented approximately 11.7% of Otelco’s consolidated revenue for 2011 and 11.8% in first quarter 2012.  Additionally, the Company receives access revenue from long distance carriers for calls destined to Time Warner customers in Maine and New Hampshire. This access revenue represents approximately 3% to 4% of Otelco’s consolidated revenue for both the year 2011 and first quarter 2012. The Time Warner contract expires on December 31, 2012 and includes a transition period into 2013. Under the terms of the contract, the revenue stream is unaffected though the end of this year.  During the transition period in 2013, the revenue will decline as customers are moved from the Otelco service platform to Time Warner’s systems.  The length and specific terms of the transition agreement are currently being negotiated,” Weaver explained.

“Also on April 20, 2012, the Board of Directors decided to suspend the dividends on the common stock portion of the Income Deposit Securities,” noted Weaver.  “Holders of the Income Deposit Securities continue to receive quarterly interest payments on the $7.50 subordinated note which amounts to $0.975 per unit per year or $0.24375 per unit per quarter.  The interest for the second quarter will be paid on Monday, July 2, 2012, to holders of record at the close of business on June 15, 2012.  The dividend amounted to $.705 per unit for 2011 which equates to approximately $9.3 million for a twelve month period.  The immediate suspension of the dividends will conserve approximately $7.0 million cash in 2012.

“In addition to the dividend suspension, we are conducting a thorough review of our operations and cost structure and anticipate taking aggressive actions to lower costs over the coming months in anticipation of the changes in revenue expected next year.  Over the last few months, we have undergone a number of changes including office consolidation in Alabama, staff reductions in New England and Missouri and the acquisition of Shoreham Telephone in Vermont that will help us address the loss of the Time Warner Cable contract.  We will continue to make the capital investments necessary to serve our customers and support our growth projects. The existing $162.0 million senior debt has a maturity date of October 2013. We may explore the possibility of refinancing this debt before the end of this year.  We are in compliance with all of the terms and covenants contained in the credit agreement and associated with the subordinated notes that are part of the IDSs,” Weaver concluded.

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Otelco Reports First Quarter 2012 Results

May 3, 2012

Distribution to Income Deposit Security Holders

Each quarter, the Board evaluates the Company’s dividend policy and the declaration of dividends.  The Board met on April 20, 2012 and announced the suspension of the dividend portion of the IDS distribution. The scheduled interest of $0.24375 per IDS will be paid on July 2, 2012, to holders of record as of the close of business on June 15, 2012.  The normal distribution date would have been June 30, 2012 which is a Saturday. Normal distribution dates that fall on weekends and bank holidays are paid on the next business day. The interest payment covers the period from March 30, 2012 through June 29, 2012.

First Quarter 2012 Financial Summary
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,		Change
	2011	2012	Amount	Percent
Revenues	$25,392	$25,374	$(18)	(0.1)%
Operating income	$5,321	$6,617	$1,296	24.4%
Interest expense	$(6,170)	$(5,834)	$(336)	(5.4)%
Net income available to stockholders	$5	$818	$813	*
Basic net income per share	$-	$0.06	$0.06	*

Adjusted EBITDA(a)	$11,413	$11,476	$63	0.6%
Capital expenditures	$2,843	$1,303	$(1,540)	(54.2)%

* Not a meaningful calculation

Reconciliation of Adjusted EBITDA to Net Income (Loss)
	Three Months ended March 31,
	2011	2012
Net income (loss)	$5	$818
Add: Depreciation	3,523	2,729
Interest expense - net of premium	5,828	5,491
Interest expense - amortize loan cost	342	342
Income tax expense (benefit)	1	524
Change in fair value of derivatives	(506)	(241)
Loan fees	19	19
Amortization - intangibles	2,201	1,794
Adjusted EBITDA	$11,413	$11,476

(a) Adjusted EBITDA is defined as consolidated net income (loss) plus interest expense, depreciation and amortization, income taxes and certain non-recurring fees, expenses or charges and other non-cash charges reducing or increasing consolidated net income. Adjusted EBITDA is not a measure calculated in accordance with generally acceptable accounting principles (GAAP). While providing useful information, Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations data prepared in accordance with GAAP. The Company believes Adjusted EBITDA is useful as a tool to analyze the Company on the basis of operating performance and leverage. The definition of Adjusted EBITDA corresponds to the definition of Adjusted EBITDA in the indenture governing the Company’s senior subordinated notes and its credit facility and certain of the covenants contained therein. The Company’s presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

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Otelco Reports First Quarter 2012 Results

May 3, 2012

Otelco Inc. - Key Operating Statistics ⁽²⁾

(Unaudited)				Quarterly
				% Change
	December 31,		Mar. 31,	from
	2010	2011	2012	Dec. 31, 2011
Otelco access line equivalents(1)	99,639	102,378	101,885	(0.5)%

RLEC and other services:
Voice access lines	45,461	46,202	45,200	(2.2)%
Data access lines	20,852	22,904	23,105	0.9%
Access line equivalents(1)	66,313	69,106	68,305	(1.2)%
Cable television customers	4,227	4,201	4,216	0.4%
Satellite television customers	125	226	229	1.3%
Additional internet customers	6,975	5,414	5,159	(4.7)%
RLEC dial-up	393	301	273	(9.3)%
Other dial-up	4,300	2,797	2,501	(10.6)%
Other data lines	2,282	2,316	2,385	3.0%

CLEC:
Voice access lines	29,944	30,189	30,476	1.0%
Data access lines	3,382	3,082	3,104	0.7%
Access line equivalents(1)	33,326	33,271	33,580	0.9%
Wholesale network connections	149,043	157,144	159,560	1.5%

	For the Three Months
	Ended March 31,
	2011	2012
Total Revenues (in millions):	$25.4	$25.4
RLEC	$14.2	$14.2
CLEC	$11.2	$11.2

(1) We define access line equivalents as voice access lines and data access lines (including cable modems, digital subscriber lines, and dedicated data access trunks).
(2) We acquired Shoreham Telephone Company Inc. on October 14, 2011. At December 31, 2011, Shoreham had 3,309 voice access lines and 1,672 data access lines or 4,981 access line equivalents and 55 dial-up internet customers which are included in the Key Operating Statistics.

FINANCIAL DISCUSSION FOR FIRST QUARTER 2012 (unaudited):

All financial information includes the acquisition of Shoreham Telephone Company Inc. (“Shoreham”) on and as of October 14, 2011.

Revenue
Total revenues of $25.4 million were nominally down in the three months ended March 31, 2012, when compared to the three months ended March 31, 2011.

`	Three Months Ended March 31,		Change
	2011	2012	Amount	Percent
	(dollars in thousands)
Local services	$12,006	$11,653	$(353)	(2.9	) %
Network access	7,861	7,814	(47)	(0.6)
Cable television	752	805	53	7.0
Internet	3,456	3,726	270	7.8
Transport services	1,317	1,376	59	4.5
Total	$25,392	$25,374	$(18)	(0.1)

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Otelco Reports First Quarter 2012 Results

May 3, 2012

Local services revenue decreased 2.9% in the first quarter of 2012 to $11.7 million from $12.0 million in the first quarter ended March 31, 2011.  Shoreham added $0.2 million which was offset by lower RLEC basic services revenue of $0.3 million and lower long distance revenue of $0.3.  Network access revenue decreased 0.6% in the first quarter of 2012 to $7.8 million from $7.9 million in the quarter ended March 31, 2011. Shoreham added $0.4 million which was offset by lower access revenue related to RLEC subscriber usage and lower NECA settlements of $0.5 million.  Cable television revenue in the three months ended March 31, 2012 increased 7.0% to $0.8 million compared to just under $0.8 million in the same period in 2011.  Growth in digital family packages and IPTV of $0.1 million was partially offset by a decrease in basic cable services and satellite television installation revenue of less than $0.1 million.  Internet revenue for the first quarter 2012 increased 7.8% to $3.7 million from $3.5 million in the quarter ended March 31, 2011. Shoreham accounted for the growth while the loss of dial-up subscribers was offset by growth in fiber backhaul circuits and RLEC data lines.  Transport services revenue increased 4.5% to $1.4 million in the three months ended March 31, 2012 from $1.3 million for the three months ended March 31, 2011. The increase was associated with additional wholesale transport services.

Operating Expenses
Operating expenses in the three months ended March 31, 2012, decreased 6.5% to $18.8 million from $20.1 million in the three months ended March 31, 2011.  Cost of services and products was basically flat at $11.1 million for the three months ended March 31, 2012 and March 31, 2011.   Shoreham costs added $0.4 million and our Hosted PBX product costs increased $0.2 million reflecting our success with that product in the last year. These increases were offset by lower toll costs of $0.4 million and a one-time NECA adjustment in 2011 of $0.2 million. Selling, general and administrative expenses decreased 3.6% to $3.2 million in the three months ended March 31, 2012, from $3.3 million in the three months ended March 31, 2011.  An increase associated with the Shoreham acquisition of $0.1 million was more than offset by lower management expenses of $0.2 million.  Depreciation and amortization for first quarter 2012 decreased 21.0% to $4.5 million from $5.7 million in the first quarter 2011.  An increase associated with the acquisition of Shoreham of $0.2 million and for CLEC investment of $0.2 million was more than offset by a decrease of $0.3 million in the amortization of intangible assets associated with the Country Road acquisition, including a covenant not to compete and contract and customer base intangible assets and a decrease of $1.3 million reflecting lower depreciation expense of plant assets in our regulated properties.

Interest Expense
Interest expense decreased 5.4% to $5.8 million in the quarter ended March 31, 2012, from $6.2 million a year ago. The decrease in interest expense was primarily driven by the lower effective interest rate on the outstanding balance on our senior long-term notes payable upon expiration of our interest rate swaps on February 8, 2012.

Change in Fair Value of Derivatives
As a requirement of the existing senior debt, the Company had two interest rate swap agreements intended to hedge changes in interest rates on its senior debt. The swap agreements did not qualify for hedge accounting under the technical requirements of Accounting Standards Codification 815. Changes in value for the two swaps are reflected in change in the fair value of derivatives on the income statement and have no impact on cash. Over the life of the swaps, the change in value was zero, with no cumulative impact on net income, Adjusted EBITDA or operations. The value of the swaps increased $0.2 million in first quarter 2012 compared to an increase of $0.5 million in the same period of 2011. The swaps expired on February 8, 2012, effectively lowering our interest rate beginning February 9, 2012 from approximately 2% to the current LIBOR rate.

Adjusted EBITDA
Adjusted EBITDA for the three months ended March 31, 2012, was $11.5 million compared to $11.4 million for the same period in 2011 and $10.9 million in the fourth quarter of 2011.  See financial tables for a reconciliation of Adjusted EBITDA to net income.

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Otelco Reports First Quarter 2012 Results

May 3, 2012

Balance Sheet
As of March 31, 2012, the Company had cash and cash equivalents of $16.0 million compared to $12.4 million at the end of 2011. Total long-term notes payable remained constant at $271.1 million when compared with the end of 2011, reflecting the non-amortizing nature of our debt. The first quarter distribution of $5.6 million in interest and dividends to our stockholders and $0.3 million in interest to our bond holders occurred on March 30, 2012.

Capital Expenditures
Capital expenditures were $1.3 million for the quarter as the Company continues to invest in its infrastructure.  The level of capital expenditure is lower than in previous years, reflecting the significant expansion in the last three years of our network, broadband and switching infrastructure.

Fourth Quarter Earnings Conference Call
Otelco has scheduled a conference call, which will be broadcast live over the internet, on Friday, May 4, 2012, at 10:00 a.m. ET.  To participate in the call, participants should dial (719) 325-4767 and ask for the Otelco call 10 minutes prior to the start time.  Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the internet by visiting the Company's website at www.OtelcoInc.com  or www.earnings.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.OtelcoInc.com or www.earnings.com for 30 days.  A one-week telephonic replay may also be accessed by calling (719) 457-0820 and using the passcode 5368741.

ABOUT OTELCO
Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia.  The Company’s services include local and long distance telephone, network access, transport, digital high-speed data lines and dial-up internet access, cable television and other telephone related services. With more than 101,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines.  Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers.  It also provides competitive retail and wholesale communications services through several subsidiaries.  For more information, visit the Company’s website at www.OtelcoInc.com.

FORWARD LOOKING STATEMENTS
Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

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Otelco Reports First Quarter 2012 Results

May 3, 2012

OTELCO INC. CONSOLIDATED BALANCE SHEETS
(unaudited)
	December 31,	March 31,
	2011	2012
Assets
Current assets
Cash and cash equivalents	$12,393,792	$16,041,879
Accounts receivable:
Due from subscribers, net of allowance for doubtful accounts of $260,568 and $237,182, respectively	4,355,632	4,150,049
Unbilled receivables	2,183,465	2,181,672
Other	5,449,074	4,669,856
Materials and supplies	1,780,820	2,026,496
Prepaid expenses	1,328,475	1,380,895
Deferred income taxes	726,310	726,310
Total current assets	28,217,568	31,177,157

Property and equipment, net	65,881,975	64,233,220
Goodwill	188,954,840	188,954,840
Intangible assets, net	20,545,691	18,982,111
Investments	1,943,805	1,937,427
Deferred financing costs	4,485,324	4,152,799
Deferred income taxes	7,454,443	7,454,443
Other assets	240,667	387,695
Total assets	$317,724,313	$317,279,692

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$1,490,717	$1,422,149
Accrued expenses	6,034,104	7,344,306
Advance billings and payments	1,590,689	1,600,064
Deferred income taxes	353,285	353,285
Customer deposits	143,657	146,032
Total current liabilities	9,612,452	10,865,836
Deferred income taxes	48,112,384	48,112,384
Interest rate swaps	241,438	-
Advance billings and payments	615,584	828,488
Other liabilities	403,823	274,228
Long-term notes payable	271,106,387	271,078,547
Total liabilities	330,092,068	331,159,483

Stockholders' Deficit
Class A Common Stock, $.01 par value-authorized 20,000,000 shares; issued and outstanding 13,221,404 shares	132,214	132,214
Retained deficit	(12,499,969)	(14,012,005)
Total stockholders' deficit	(12,367,755)	(13,879,791)
Total liabilities and stockholders' deficit	$317,724,313	$317,279,692

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Otelco Reports First Quarter 2012 Results

May 3, 2012

OTELCO INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
	Three Months Ended March 31,
	2011	2012
Revenues	$25,392,000	$25,374,241

Operating expenses
Cost of services and products	11,020,212	11,028,833
Selling, general and administrative expenses	3,327,057	3,206,077
Depreciation and amortization	5,724,018	4,522,593
Total operating expenses	20,071,287	18,757,503

Income from operations	5,320,713	6,616,738

Other income (expense)
Interest expense	(6,170,131)	(5,833,650)
Change in fair value of derivatives	506,155	241,438
Other income	349,349	318,169
Total other expenses	(5,314,627)	(5,274,043)

Income before income tax	6,086	1,342,695
Income tax expense	(1,432)	(524,457)

Net income available to common stockholders	$4,654	$818,238

Common shares outstanding	13,221,404	13,221,404

Net income per common share	$-	$0.06

Dividends declared per common share	$0.18	$0.18

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Otelco Reports First Quarter 2012 Results

May 3, 2012

OTELCO INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
	Three Months Ended
	March 31,
	2011	2012
Cash flows from operating activities:
Net income	$4,654	$818,238
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation	3,522,652	2,728,557
Amortization	2,201,365	1,794,036
Amortization of debt premium	(24,795)	(27,840)
Amortization of loan costs	342,024	342,024
Change in fair value of derivatives	(506,155)	(241,438)
Provision for uncollectible revenue	62,747	122,402
Changes in operating assets and liabilities; net of operating assets and liabilities acquired:
Accounts receivable	(215,112)	864,192
Material and supplies	(62,586)	(245,676)
Prepaid expenses and other assets	220,510	(200,130)
Accounts payable and accrued liabilities	(102,141)	1,046,924
Advance billings and payments	(25,786)	222,279
Other liabilities	2,788	67,487
Net cash from operating activities	5,420,165	7,291,055

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(2,842,757)	(1,303,197)

Net cash used in investing activities	(2,842,757)	(1,303,197)

Cash flows used in financing activities:
Cash dividends paid	(2,330,273)	(2,330,272)
Loan origination costs	-	(9,499)

Net cash used in financing activities	(2,330,273)	(2,339,771)

Net increase in cash and cash equivalents	247,135	3,648,087
Cash and cash equivalents, beginning of period	18,226,374	12,393,792

Cash and cash equivalents, end of period	$18,473,509	$16,041,879

Supplemental disclosures of cash flow information:
Interest paid	$5,908,353	$5,820,846

Income taxes paid	$122,895	$25,250

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